Exhibit 99.1

Everspin Technologies Announces Departure of Chief Financial Officer

Appoints Matthew Tenorio as Interim Chief Financial Officer; Reiterates Q2 24 Guidance

Chandler, AZ, July 18, 2024 — Everspin Technologies, Inc. (NASDAQ: MRAM), the world’s leading developer and manufacturer of Magnetoresistive Random Access Memory (MRAM) persistent memory solutions, today announced that Matthew Tenorio has been appointed Interim Chief Financial Officer, effective July 18, 2024.

Tenorio succeeds Anuj Aggarwal, who is leaving Everspin July 26, 2024, to pursue other opportunities. Everspin has initiated a search to identify a permanent CFO.

Tenorio rejoined Everspin in June 2024 as an independent consultant providing services in support of finance operations. He previously served as the Company’s Corporate Controller, and as Interim Chief Financial Officer. Prior to his return to Everspin, Tenorio served as the Director of Finance at Confluent Medical Technologies and as a Plant Controller at Lucid Motors. Tenorio spent more than 19 years at Intel Corporation, serving in various finance management and controller positions, predominantly in the Technology and Manufacturing Group, where he was responsible for financial planning, cost and inventory functions. Prior to Intel, Mr. Tenorio served in finance and engineering positions at Ford Motor Company.

“On behalf of the Board and management team, I want to thank Anuj for his many contributions and dedicated hard work over the past three years,” said Sanjeev Aggarwal, President and Chief Executive Officer. “Anuj has been an integral member of our executive team during his tenure as CFO and we wish him well in his next endeavor.”

The Company currently expects second quarter 2024 results to be in line with the outlook described in its May 1, 2024 earnings release.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Investor Relations

The Blueshirt Group

Monica Gould

212-871-3927

ir@everspin.com